Exhibit 99.8

Second Supplemental Agreement to Loan Agreement

Agreement Number: BR2011021-008

Party A (Lender):	Bairui Trust Co., Ltd.

Legal Representative:	MA Baojun

Address:	ZhongyuanGuangdong Development Financial Building, Business Waihuan Road10th, Zhengdong New District, Zhengzhou

Contact Address:	ZhongyuanGuangdong Development Financial Building, Business Waihuan Road10th, Zhengdong New District, Zhengzhou

Telephone Number:	0371-69177223 Fax: 0371-69177300

Party B (Borrower):	Pingdingshan Hongli Coking and Coal Co., Ltd.

Legal Representative:	LV Jianhua

Address:	The intersection between Kuanggong Road and Tiyu Road ,Xinhua District, Pingdingshan

Contact Address:	The intersection between Kuanggong Road and Tiyu Road ,Xinhua District,Pingdingshan

Telephone Number:	0375-2912016 Fax: 0375-2920035

Party C (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development, Co., Ltd.

Legal Representative:	LV Jianhua

Address:	West Renmin Road, Chengguan, Baofeng, Pingdingshan, Henan Province, People’s Republic of China

Contact Address:	West Renmin Road, Chengguan, Baofeng, Pingdingshan, Henan Province, People’s Republic of China

Telephone Number:	0375-2912016 Fax: 0375-2920035

Party D (Guarantor):	LV Jianhua

ID Number:	410403196711232014

Address:	Kaiyuan Road East Yard 2, Building No.3 , No.134, Zhanhe District, Pingdingshan, Henan Province

Contact address:	Kaiyuan Road East Yard 2, Building No.3 , No.134, Zhanhe District, Pingdingshan, Henan Province

Telephone Number:	13903750608 Fax: 0375-2920035

In view of:

1.	Party A, Party B, Party C and Party D entered into the Loan Agreement (Agreement Number: BR2011021-002) on April 2, 2011, and agreed that Party A shall make loans to Party B, with Party C and Party D to jointly provide Party A with guarantee for such loan.

2.	Party A, Party B, Party C and Party D entered into the Supplemental Agreement to Loan Agreement (Agreement Number: BR2011021-005, the “First Supplemental Agreement”) on November 30, 2011, to amend certain terms of the loan.

Now, Party A, Party B, Party C and Party D, after negotiations, mutually enter into this agreement to amend the terms of the loan for the second time.

1.	The Amended Terms

a.	The two-year loan principal is RMB 100,000,000.00, of which RMB 20,000,000.00 was repaid on April 2, 2013 in accordance with terms, including interest thereof. Of the remaining loan principal of RMB 80,000,000.00, RMB 20,000,000.00 is extended to December 2, 2013, RMB 30,000,000.00 is extended to January 2, 2014, and RMB 30,000,000.00 is extended to February 2, 2014.

b.	The extension period is from (and including) April 2, 2013, to (but excluding) April 23, 2013, during which interest rate is 9.45% per year; from (and including) April 23, 2013, to the end of the extension, the interest rate is 6.3% per year.

c.	Payment of Interest

(1)	Party B shall pay 1.5% of the interest for the first year of the loan, or RMB 5,400,000.00, before June 20, 2011.

Party B shall pay 1.5% of the interest for the second year of the loan, or RMB 5,175,000.00, before June 20, 2012.

Party B shall pay 1.5% of the interest for the third year of the loan, or RMB 3,762,000.00, before June 20, 2013.

(2)	The remaining interest for 1.5-year loan, 2.5-year loan and 3-year loan (based on 4.8% per year) is calculated on a daily basis (based on 365 days per year) from the actual date that Party A issues the loan. Interest payment is due on the 20th day of the final month of each calendar quarter. Principal is due on the last interest payment date, with all outstanding interest due along with the principal.

(3)	From (and including) the issuing date of the 2-year loan to (but excluding) April 2, 2013, and from (and including) April 23, 2013, to the principal due date, interest (based on 4.8%) is due on the 20th day of the final month of each calendar quarter. Interest shall be due on each interest settlement date and the principal due date (including any extension thereof).

(4)	From (and including) April 2, 2013, to (but excluding) April 23, 2013, interest (based on 7.95%) is due before May 5, 2013, calculated as RMB 80 million multiplied by 7.95% multiplied by the quotient of 21days divided by 365 days.

If any interest settlement date is a legal or public holiday, then such interest settlement date is extended to Party A’s first working day after such legal or public holiday. Party B should pay interest into the bank account as designated by Party A on the interest settlement date.

2.	Others

a.	This agreement shall supplement the Loan Agreement, and this agreement shall govern if there is any inconsistency between the Loan Agreement and the First Supplemental Agreement, provided that any terms not covered by this agreement shall be governed by the Loan Agreement and the First Supplemental Agreement.

b.	This agreement shall become effective after its signing by the legal representatives or other authorized representatives of Parties A, B, C and D (or their seals).

c.	This agreement shall be made in six copies, with Parties A and B each holding two, and Parties C and D each holding one, all having the same legal effect.

Signature Page of Agreement BR2011021-008

Party A (Lender):	Bairui Trust Co., Ltd. [seal]

Legal representative or

Authorized Representative:

Party B (Borrower):	Pingdingshan Hongli Coal and Coking Co., Ltd. [seal]

Legal representative or

Authorized Representative:	/s/ LV Jianhua

Party C (Guarantor):	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. [seal]

Legal representative

or Authorized Representative:	/s/ LV Jianhua

Party D (Guarantor):	LV Jianhua /s/ LV Jianhua

Entered into in Zhengdong New District, Zhengzhou, Henan Province, on April 23, 2013